FIRST AMENDED AND RESTATED
NOTE EXTENSION AGREEMENT

This First Amended and Restated Extension Agreement (the "Agreement") is made effective as of November 23, 2000 (the "Effective Date") by and between SGI International, a Utah Corporation ("SGI" or the "Company") and the A. H. Kerr Foundation ("hereinafter Kerr").

RECITALS

A. SGI has issued a promissory note to Kerr on April 14, 1999 (the "Note") and the due date has passed, although the parties orally agreed to extend the due date; and,

B. Company and Kerr formally extended the due date on such Note to and including November 23, 2000, all on the same terms and conditions, except that payment of all principal and interest was due on November 23, 2000.

C. Company and Kerr desire to extend the due date on such Note on all of the same terms, except that payment of all principal and interest will now be due and payable on a date thirty (30) days after Companys receipt of written notice of demand by Kerr.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions of this Agreement the parties do hereby agree as follows:

    1. Extension. SGI and Kerr hereby agree that as of the Effective Date in consideration of the premises contained herein and for other good and valuable consideration the Note is hereby amended with the due date on such Note being hereby extended to be a date thirty (30) days after Company receives written notice of demand for payment by Kerr with all other terms including interest at the rate set forth in the Note continuing to accrue through the due date.

    2. Term and Amendment. This Agreement shall amend only the due date of the Note and all other terms and conditions contained in the Note shall continue in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first written above.

SGI International, Inc.                             A. H. Kerr Foundation

By: /S/ MICHAEL L. ROSE                  By: /S/WILLIAM A. KERR
                                                               William A. Kerr